UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: July 1, 2016

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-34585	27-3003768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(440) 974-3770

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Gas Natural Inc. (the “Company”) recently announced that Jed Henthorne assumed a new position as the President and General Manager of the Company’s Energy West Montana, Inc. subsidiary and vacated his position as the Company’s Corporate Controller effective July 1, 2016. Jennifer Haberman has assumed the position of Corporate Controller.

Jennifer Haberman, age 37, joined the Company in November 2015 as its SEC Accountant/Manager and was appointed to the position of Corporate Controller effective July 1, 2016. Mrs. Haberman has 15 years’ experience serving in various corporate accounting and audit related positions. Prior to joining the Company, she served as the Site Accounting Manager for TravelCenters of America LLC from May 2015 through October 2015 and its Financial Reporting Manager from December 2009 through May 2015. During her tenure at TravelCenters of America, Mrs. Haberman oversaw the accounting for site level activities, the integration of the accounting operations of businesses acquired by the company, the company’s SEC reporting, and was responsible for financial reporting. Previously, Mrs. Haberman worked as the External Corporate Reporter for Hyland Software, Inc. from January 2009 to December 2009, and as a Corporate Accounting Manager at Shiloh Industries, Inc., from May 2004 to December 2008, where she oversaw the daily operations of the company’s corporate accounting function, managed the company’s SEC reporting, and prepared financial reports and analysis for the company’s management and board of directors. She began her career in the audit practice of Grant Thornton, LLP. Mrs. Haberman graduated from The Ohio State University with a Bachelor of Science in Business Administration, with majors in Accounting and International Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ Christopher J. Hubbert
Name:	Christopher J. Hubbert
Title:	Corporate Secretary

Dated: July 1, 2016